UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 26, 2024

SAVARA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1717 Langhorne Newtown Road, Suite 300

Langhorne, PA 19047

(Address of principal executive offices, including zip code)

(512) 614-1848

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SVRA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On June 26, 2024, Savara Inc. (“Savara”) issued a press release announcing positive topline results from the pivotal, Phase 3 IMPALA-2 clinical trial (“IMPALA-2”) assessing the efficacy and safety of molgramostim nebulizer solution (“molgramostim”), an inhaled form of recombinant human granulocyte-macrophage colony-stimulating factor (“GM-CSF”), in patients with autoimmune pulmonary alveolar proteinosis (“aPAP”). A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Savara will host a conference call and live audiovisual webcast to discuss the IMPALA-2 results today, June 26, 2024, at 8:00 a.m. Eastern Time. The webcast can be accessed from the “Events & Presentations” section of Savara’s website, and a replay will be available approximately 24 hours after the conclusion of the call and archived for 90 days.

The information in Item 7.01 in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

On June 26, 2024, Savara announced positive topline results from IMPALA-2, a Phase 3, 48-week, randomized, double-blind, placebo-controlled pivotal clinical trial designed to compare the efficacy and safety of molgramostim 300 µg administered once daily by inhalation with matching placebo in adult patients with aPAP. The trial met its primary endpoint, with molgramostim treatment achieving a statistically significant mean change from baseline in hemoglobin-adjusted percent predicted diffusing capacity of the lungs for carbon monoxide (DLCO) compared to placebo at Week 24. This statistically significant treatment difference was sustained at Week 48, a secondary endpoint, which demonstrated durability of effect.

Molgramostim showed evidence of clinical benefit in the three additional secondary efficacy endpoints: St. George’s Respiratory Questionnaire (“SGRQ”) Total Score, SGRQ Activity Component Score, and exercise capacity test using a treadmill as measured by peak METs, with each endpoint measured at Week 24 and Week 48. The treatment difference between molgramostim and placebo for change from baseline to Week 24 in SGRQ Total Score achieved statistical significance; the treatment difference between molgramostim and placebo for change from baseline to Week 24 in SGRQ Activity Score and change from baseline to Week 48 in exercise capacity test using a treadmill each reached nominal significance.

IMPALA-2 Top Line Efficacy Results (Full Analysis Set, n=164):

Lung Function Efficacy Endpoints
	Molgramostim 300 mcg mean change from baseline compared to placebo	P-value
Primary: DLCO % predicted (Hgb-adjusted) at Week 24	6.00	0.0007
Secondary: DLCO % predicted (Hgb-adjusted) at Week 48	6.90	0.0008

Secondary Efficacy Endpoints Measuring Clinical Benefit
	Molgramostim 300 mcg mean change from baseline to Week 24 compared to placebo	P-value	Molgramostim 300 mcg mean change from baseline to Week 48 compared to placebo	P-value
SGRQ Total Score (points)	-6.59	0.0072	-4.87	0.1046
SGRQ Activity Component Score (points)	-7.81	0.0149	-5.99	0.1216
Exercise Capacity (peak METs)	0.41	0.0845	0.55	0.0234

SGRQ is a patient-reported outcomes instrument that measures overall health, daily life, and a patient’s perceived well-being. SGRQ Activity assesses the patient’s ability to carry out daily physical activity. With SGRQ, a negative change from baseline corresponds to improvement. Exercise capacity as measured by a treadmill is a cardiorespiratory health (CRH) measurement.

Lung lavage was permitted as a rescue treatment during the trial. During the 48-week double-blind period, 17 patients underwent at least one lung lavage—6 patients, or 7%, had lung lavage in the active arm, and 11 patients, or 13%, had lung lavage in the placebo arm.

Molgramostim was well tolerated. The frequency of adverse events was generally similar between treatment groups. Two patients (2.5%) discontinued molgramostim treatment due to adverse events, both of which were considered unrelated to trial drug. The most commonly reported adverse events in the molgramostim group were COVID-19, cough and pyrexia. The summary of treatment-emergent adverse events and those occurring in at least 10% of patients is as follows:

IMPALA-2 Top Line Safety Results (Safety Analysis Set, n=164):

Treatment Related Adverse Events	Molgramostim (N=81) n (%)	Placebo (N=83) n (%)
Any	69 (85)	71 (86)
Most common
COVID-19	18 (22)	8 (10)
Cough	17 (21)	18 (22)
Pyrexia	11 (14)	9 (11)
Nasopharyngitis	11 (14)	7 (8)
Arthralgia	9 (11)	7 (8)
Headache	9 (11)	7 (8)
Diarrhea	9 (11)	2 (2)
Alveolar proteinosis	4 (5)	12 (14)
Serious	14 (17)	20 (24)
Treatment related	20 (25)	16 (19)

Savara plans to complete the submission of a Biologics License Application with the U.S. Food and Drug Administration (“FDA”) for molgramostim for the treatment of aPAP in the first half of 2025. Molgramostim has been granted Orphan Drug, Fast Track, and Breakthrough Therapy designation from the FDA, Orphan Drug designation from the European Medicines Agency and Innovative Passport and Promising Innovative Medicine designation from the UK’s Medicines and Healthcare Products Regulatory Agency for the treatment of aPAP.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Savara Inc. Press Release dated June 26, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2024		SAVARA INC. a Delaware corporation

	By:	/s/ Dave Lowrance
Dave Lowrance Chief Financial & Administrative Officer